EXHIBIT 99.2

ENGlobal Awarded Government Defense Contract

HOUSTON, July 21, 2010 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, today announced that its wholly-owned subsidiary, ENGlobal Technical Services, Inc. ("ETS"), has been awarded a multi-year contract by the U.S. Department of Defense.

ETS is one of three firms that was awarded an indefinite-delivery/indefinite-quantity (ID/IQ), cost-plus-fixed-fee contract for technical and maintenance services for automated tank gauging, automated fuel service stations, and automated fuel handling equipment (AFHE). The scope of the project includes associated systems to include maintenance management, preventive/corrective maintenance, and operational support, as well as environmental leak detection, airfield refueling electrical supervision, and other control and sensor systems.

ETS will compete for task orders under the multi-year contract, issued by the Space and Naval Warfare ("SPAWAR") Systems Center Atlantic Charleston, S.C., which has a cumulative value of approximately $107 million, if all options are exercised. Work will be performed by ETS' Tulsa office throughout the contiguous U.S., the Pacific area (including Alaska and Hawaii), and Europe and is expected to be completed by July 2015.

SPAWAR is one of three U.S. Department of Navy major acquisition commands and is the Navy's designated technical authority and acquisition command for command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR), business information technology, and space systems. The SPAWAR command specifically procures high-end Navy information technology products and services, to the Navy fleet and other armed forces.

Michael M. Patton, President of ENGlobal's Government Services group, said, "This contract award further solidifies our long-term relationship with SPAWAR and represents the quality of our work and the professionalism of our technical services staff.  We are pleased the U.S. Navy continues to have confidence in ENGlobal's technical capabilities to perform engineering support on AFHE projects worldwide."

About Space and Naval Warfare (SPAWAR) Systems Center, Charleston

Space and Naval Warfare (SPAWAR) Systems Center, Charleston provides advanced communications and information capabilities across Department of the Navy, joint and coalition forces and consist of more than 12,000 highly-dedicated employees and contractors, deployed globally and near the fleet. Please visit www.public.navy.mil/spawar for further information about SPAWAR.

About ENGlobal

ENGlobal provides project delivery solutions through its engineering, automation, land and government groups primarily to the energy sector throughout the United States and internationally. The Company's multi-disciplined staff develops projects from the initial planning stages, including right-of-way acquisition and permitting, and detailed design, fabrication, and inspection. ENGlobal has approximately 1,900 employees in 20 offices and occupies over 500,000 square feet of office and fabrication space. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company's ability to provide significant services under its new agreement or that the provisions of those services will be profitable; (2) the Company's ability to achieve its business strategy while effectively managing costs and expenses; (3) the Company's ability to successfully and profitably integrate acquisitions; and (4) improvement in the performance of the energy sector.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT:  ENGlobal
          Natalie S. Hairston
          (281) 878-1000
          ir@ENGlobal.com